Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: +1.650.328.4600 Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Rome
September 22, 2009	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.
Moscow

File No. 043288-0049

OpenTable, Inc.

799 Market Street, 4th Floor

San Francisco, CA 94103

Re:	Form S-1 Registration Statement
Public Offering of 1,292,641 Shares of Common Stock of OpenTable, Inc.

Ladies and Gentlemen:

We have acted as special counsel to OpenTable, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 22, 2009 (the “Abbreviated Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Abbreviated Registration Statement relates to the registration of 1,292,641 shares of common stock of the Company, par value $0.0001 per share, all of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholder Shares”) and 168,605 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholders (together with the Selling Stockholder Shares, the “Shares”).  The Shares are to be purchased by certain underwriters and offered for sale to the public together with the securities registered pursuant to a registration statement on Form S-1 (File No. 333-161568) of the Company that was declared effective on September 22, 2009 (the “Initial Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Abbreviated Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Abbreviated Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Abbreviated Registration Statement and to the reference to our firm in the prospectus included in the Initial Registration Statement under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP